FMI Funds, Inc. 485BPOS

Exhibit 99.(h)(xiii)

FIRST AMENDMENT TO THE

ETF FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the last date of the signature page (the “Effective Date”), to the ETF Fund Administration Servicing Agreement dated as of September 17, 2021 (the “Agreement”), is entered into by and between FMI FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to remove the following fund;

●	FMI Large Cap ETF

and;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following fund:

●	FMI Global Equity ETF

and;

WHEREAS, the parties desire to update the fees listed in Exhibit C of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.	Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:		By:

Name:	John Brandser	Name:	Elizabeth Scalf

Title:	President	Title:	Senior Vice President

Date:	7/10/2026	Date:	7/13/2026

Exhibit A
to the

Fund Administration Servicing Agreement

Separate ETF Series of FMI Funds, Inc.

Name of Series

FMI Global Equity ETF

Exhibit C to the Fund Administration Servicing Agreement

Annual Base Fees

Based upon the Average Net Assets per Complex

	First $2.5	Next $ 5	Next $ 2.5	Balance	Minimum Fee per
	Billion	Billion	Billion		Fund
Fund	1.5 bps	1.3 bps	1 bps	0.9 bps	$50,000 per fund
Administration
& Fund
Accounting

Chief	$3,000 per year per fund complex for each U.S. Bank
Compliance	service selected
Officer
Support
Fee****

Note: Additional fee of $15,000 for each additional blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor; Additional fee of $10,000 for each intraday NAV calculation in excess of one strike per day. All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

****Global Fund Services does not serve as the fund’s Chief Compliance Officer

Annual Base Fees include the following services:

●	Fund Administration: Adviser Information Source (On-line access to portfolio management and compliance information); Daily Performance Reporting (pre and post-tax fund and/or sub-advisor performance reporting.); Income Distribution Calculations and Payments (Limited to twelve), additional estimates to be negotiated ad-hoc; Core Tax Services (M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes for fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC, Prepare Annual TDF FBAR filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).)

●	Regulatory Administration Services: Ongoing Annual Regulatory Administration Services, including supplements – Included in Fund Administration/Fund Accounting bpt fee. Additional projects such as new fund launch, new share class launch, multi-managed funds, SEC exemptive order applications, expedited filings, asset conversion, and proxies – as negotiated based upon specific requirements

●	Chief Compliance Officer Support Fee: Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC1 audits of business lines; Quarterly 38a-1 certifications to the CCO; CCO events, including quarterly business update calls and periodic webinars and CCO forums.

Additional Services

Fund Administration and Fund Accounting Services

Data Services

Pricing and Security Setup Services

For daily pricing, setup, and maintenance of each security (estimated 252 pricing days annually)

●	$0.08 – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

●	$0.50 – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds

●	$0.80 – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds

●	$1.00- Bank Loans

●	Derivative Instruments are generally charged at the following rates:

●	$0.90 – Interest Rate Swaps, Foreign Currency Swaps

●	$1.50 – Swaptions

●	$3.00 – Credit Default Swaps

●	$1.50 Intraday money market funds pricing, up to 3 times per day

●	$500 per Month Manual Security Pricing (>25per day)

Note: Prices are based on using Fund Services’ primary service provider which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action, Factor (security paydown & prepayment time series), and ETF Income Projection Services

●	$2.50 per Foreign Equity Security per Month for Corporate Action Services

●	$1.50 per Domestic Equity Security per Month for Corporate Action Services

●	$4.00 per CMO and Asset Backed Security per Month for Factor Services

●	$2.00 per Fixed Income Security per Month for ETF income projections

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

●	$1.50 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Index Service Fees

●	$50 per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data

●	$100 per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFR Indexes

●	$250 per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell

●	$500 per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM

●	$200 per month per fund additional fee for creation of a blended index, in addition to Tier index fees.

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

All Data Service charges are subject to change based on cost increases from underlying data providers.

Regulatory Filing Requirements

●	Form N-PORT – $9,000 per year, per Fund

●	Form N-CEN – $300 per year, per Fund

●	Tailored Shareholder Reporting - $2,000 per year, per fund (first class), $950 per year for each additional class

Optional Daily Post-Trade Compliance Reporting Services

●	$ 20,000 for the first fund per fund complex

●	$2,500 for each additional fund

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$200
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500
Closed Fund Data Maintenance Fee	$50

*Additional fees may apply from index providers

Section 15(c) Reporting

●	$2,000 per fund per standard reporting package for annual 15(c) meeting*

●	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

●	Performance reporting package: Peer Comparison Report

●	Additional 15c reporting is subject to additional charges

●	Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.

Rule 2a-5 Supplemental Services:

Percentage of individual Level 2 instruments held by a Fund	Monthly Fee for Such Fund
5% or less	$100
More than 5% but less than 25%	$200
25% or more	$300

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to Fund Services’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in Fund Services’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

Digital Board Material Services:

Comprehensive Digital Services

Description	Annual Price[1] (USD)
Base Fee	$4,500
Per User Fee[2]	$500
Per Separate Committee[3] Fee	$500

2 Per user fee applies to all users.

3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Description	Annual Price[1] (USD)
Base Fee	$2,000

Administrative Services – C-Corporations

●	1940 Act C-Corp – U.S. Bank Fee Schedule plus $15,000

●	1933 Act C-Corp – U.S. Bank Fee Schedule plus $25,000

Transfer In-Kind Services

●	Secondary Books for Cost Basis Tracking – $5,000 per sub-account per year

ESG Compliance Reporting Services

●	Monthly Investor Transparency Reporting $12,000 per year per fund.

Fund Services will provide a portfolio level ESG risk rating – across several criteria – to either the investment manager or the underlying investors as needed monthly. The ESG risk rating will be derived from leading market vendor data received in respect of those equity or equity derived portfolio investments where the corresponding risk data can be sourced. The risk rating will be assigned at a portfolio level based on its month end holdings and will be expressed as either a percentage of Net Asset Value or as a percentage of total portfolio holdings.

Tax Reporting – C-Corporations

Federal Tax Returns

●	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000

●	Prepare Federal and State extensions (If Applicable) – Included in the return fees

●	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

●	Prepare state income tax returns for funds and blocker entities – $1,500 per state return

●	Sign state income tax returns – $2,000 per state return

●	Assist in filing state income tax returns – Included with preparation of returns

●	State tax notice consultative support and resolution – $1,000 per fund

Tax Reporting – Controlled Foreign Corporations (CFCs)

Prepare book-to-tax adjustments & Form 5471– $5,000 per year

Optional Tax Services

●	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

●	State tax returns - (First two included in core services) – $1,500 per additional return.